EXHIBIT 21

Subsidiaries of Lifeway Foods, Inc.:

Helios Nutrition, Ltd. — a Minnesota corporation, 100% owned

Pride of Main Street Dairy, L.L.C. — a Minnesota limited liability company, 100% owned by Helios Nutrition, Ltd.

Fresh Made, Inc. — a Pennsylvania corporation, 100% owned

Starfruit, L.L.C. — an Illinois limited liability company, 100% owned

Starfruit Franchisor, L.L.C — an Illinois limited liability company, 100% owned

Lifeway First Juice, Inc. — an Illinois corporation, 100% owned

First Juice, Inc. — a Delaware corporation, 100% owned by Lifeway First Juice, Inc.

Lifeway Wisconsin, Inc., an Illinois corporation, 100% owned